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                                                                     Exhibit 4.3
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                           COLONIAL PROPERTIES TRUST
                                    BYLAWS



                                  ARTICLE XII

                                INDEMNIFICATION

          To the maximum extent permitted by Alabama law in effect from time to time, the Trust, after a preliminary determination of the ultimate entitlement to indemnification has been made in accordance with Section 8.55 of Chapter 2B, Title 10, of the Code of Alabama, 1975, as amended, shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article XII and without limitation, any individual who, while a Trustee and at the request of the Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise), who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding, (b) any Trustee or officer or any former Trustee or officer made a party to a proceeding by reason of such status against reasonable expenses incurred by him in connection with the proceeding, if: (i) he conducted himself in good faith, and (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Trust, that the conduct was in the Trust's best interests and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that
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the indemnification provided for in this clause (b) shall not be available if it is established that (1) in connection with a proceeding by or in the right of the Trust, he was adjudged liable to the Trust, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of his status as a shareholder or former shareholder. In addition, the Trust shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder; provided, that in the case of a
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Trustee or officer, (i) the Trust shall have received a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these Bylaws, (ii) the Trust shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met and
(iii) a determination shall have been made, in accordance with Section 8.55 of Chapter 2B, Title 10, of the Code of Alabama, 1975, as amended, that the facts then known to those making the determination would not preclude indemnification under the provisions hereof. The Trust may, with the approval of its Trustees, provide such indemnification and payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Article XII, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Article XII, shall apply to or affect in any respect the applicability of this paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any
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indemnification or payment or reimbursement of the expenses permitted by these
Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Article 8 of Chapter 2B, Title 10, of the Code of Alabama, 1975. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses as may be permitted by Alabama law, as in effect from time to time, for directors of Alabama corporations.